Filed pursuant to Rule 433
Registration No. 333-284963
September 23, 2025
PRICING TERM SHEET

Issuer:	American Electric Power Company, Inc.
Transaction Date:	September 23, 2025
Settlement Date:	September 25, 2025 (T+2)
Designation:	5.800% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures Series C due 2056	6.050% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures Series D due 2056
Principal Amount:	$1,100,000,000	$900,000,000
Maturity:	March 15, 2056	March 15, 2056
Interest Rate:	(i) from and including the date of original issuance to, but excluding, March 15, 2031 at an annual rate of 5.800% and (ii) from and including March 15, 2031 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 2.128%; provided, that the interest rate during any Series C Interest Reset Period will not reset below 5.800%	(i) from and including the date of original issuance to, but excluding, March 15, 2036 at an annual rate of 6.050% and (ii) from and including March 15, 2036 during each Interest Reset Period at an annual rate equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date, plus 1.940%; provided, that the interest rate during any Series D Interest Reset Period will not reset below 6.050%
Optional Deferral:	Up to 10 consecutive years per deferral	Up to 10 consecutive years per deferral
Interest Payment Dates:	March 15 and September 15	March 15 and September 15
First Interest Payment Date:	March 15, 2026	March 15, 2026
Day Count Convention:	30/360	30/360
Price to Public:	100% of the principal amount thereof	100% of the principal amount thereof
Redemption Terms:	In whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the first Series C Reset Date and ending on and including the first Series C Reset Date and (ii) after the first Series C Reset Date, on any interest payment date	In whole or in part on one or more occasions at a price equal to 100% of the principal amount being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date (i) on any day in the period commencing on the date falling 90 days prior to the first Series D Reset Date and ending on and including the first Series D Reset Date and (ii) after the first Series D Reset Date, on any interest payment date
Call for Tax Event:	In whole, but not in part, at 100% of the principal amount, plus any accrued and unpaid interest	In whole, but not in part, at 100% of the principal amount, plus any accrued and unpaid interest
Call for Rating Agency Event:	In whole, but not in part, at 102% of the principal amount, plus any accrued and unpaid interest	In whole, but not in part, at 102% of the principal amount, plus any accrued and unpaid interest
CUSIP/ISIN:	02557T AE9 / US02557TAE91	02557T AF6 / US02557TAF66
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	BofA Securities, Inc. Goldman Sachs & Co. LLC Mizuho Securities USA LLC Morgan Stanley & Co. LLC Truist Securities, Inc. CIBC World Markets Corp. Guggenheim Securities, LLC
Co-Managers:
BMO Capital Markets Corp.
Credit Agricole Securities (USA) Inc.
Fifth Third Securities, Inc.
Huntington Securities, Inc.
KeyBanc Capital Markets Inc.
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC

Ratings*:	Baa3 (Stable) by Moody’s Investors Service, Inc. BBB- (Stable) by S&P Global Ratings, a division of S&P Global Inc. BB+ (Stable) by Fitch Ratings, Inc.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll-free at (800) 294-1322 or by email at dg.prospectus_requests@bofa.com, Goldman Sachs & Co. LLC toll-free at (866) 471-2526, Mizuho Securities USA LLC toll-free at (866) 271-7403, Morgan Stanley & Co. LLC toll-free at (866) 718-1649 or Truist Securities, Inc. toll-free at (800) 685-4786.